Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. FORECASTS NET EARNINGS OF APPROXIMATELY $.36 TO
$.38 PER SHARE FOR FISCAL FIRST QUARTER ENDED JUNE 2, 2007

UNION, New Jersey, June 4, 2007 --- Bed Bath & Beyond Inc. today announced that it is presently estimating net earnings for the fiscal first quarter ended June 2, 2007 of approximately $.36 to $.38 per diluted share versus $.35 per diluted share as reported in the first quarter last year.  The increase in the Company’s comparable store sales for the quarter is estimated to be approximately 1.6% as compared with the planned increase of 3 to 5%.  Net sales for the fiscal quarter (including buybuy BABY from the date of acquisition), are estimated to increase by approximately 11% from net sales reported a year ago.  The Company opened six new Bed Bath & Beyond stores and one new Christmas Tree Shops store during the fiscal first quarter.

The Company expects to report its actual results for the fiscal first quarter after the close of trading on Wednesday, June 27, 2007, and will update guidance for the full year during its conference call scheduled for 5:00 PM (EDT) on that date. The Company does not undertake any obligation to update its forward-looking statements or make “pre-announcements” such as that contained in this press release.

Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “Based upon what we have experienced and has been reported by others, the overall retailing environment, especially sales of merchandise related to the home, has been challenging.  The efforts of our associates and their ability to execute remain at high levels.  We continue to base our decisions upon what is necessary to achieve our long-term objectives.  While we did not achieve all of our financial goals during our initial fiscal quarter of 2007, we remain optimistic that this year will be our best ever.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.    Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macro-economic factors that may impact the level of spending for the types of merchandise sold by the

Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any matters arising out of the inquiry commenced by the US Attorney for the District of New Jersey relating to the Company’s stock option grants, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Ext: 4550
Kenneth C. Frankel	Ext: 4554